Exhibit 8.1

May 15, 2014

Genesis Energy, L.P.

Genesis Energy Finance Corporation

919 Milam, Suite 2100

Houston, Texas 77002

Re: Genesis Energy, L.P.

Ladies and Gentlemen:

We have acted as special counsel to Genesis Energy, L.P., a Delaware limited partnership (the “Partnership”), in connection with (i) the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the Registration Statement on Form S-3, as amended by Post-Effective Amendment No. 1 (Registration No. 333-180876, collectively, the “Registration Statement”), including the base prospectus contained therein (the “Base Prospectus”), filed by the Partnership for the purpose of registering under the Act debt securities of the Partnership to be issued in one or more series, as to any of which Genesis Energy Finance Corporation (“Finance Corp.” and, together with the Partnership, the “Issuers”) may be a co-issuer, and (ii) the preparation of a preliminary prospectus supplement dated May 12, 2014 (together with the Base Prospectus, the “Preliminary Prospectus Supplement”) and the final prospectus supplement dated May 12, 2014 (together with the Base Prospectus, the “Final Prospectus Supplement”) in connection with the offer and sale (the “Offering”) by the Issuers of $350,000,000 in aggregate principal amount of 5.625% Senior Notes due 2024 (the “Notes”), including the guarantees of the Notes by the Company’s subsidiaries specified in the Preliminary Prospectus Supplement and the Final Prospectus Supplement (together with the Notes, the “Securities”). In connection therewith, we have participated in the preparation of the discussion set forth under the caption “Certain United States Federal Income Tax Considerations” (the “Discussion”) in the Preliminary Prospectus Supplement and Final Prospectus Supplement, as applicable.

The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Securities pursuant to the Offering.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

1111 Louisiana Street, 44th Floor / Houston, Texas 77002-5200 / 713.220.5800 / fax: 713.236.0822 / akingump.com

Genesis Energy, L.P.

Genesis Energy Finance Corporation

May 15, 2014

Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Partnership with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the use of our name in the Preliminary Prospectus Supplement and the Final Prospectus Supplement under the captions “Certain United States Federal Income Tax Considerations.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.